Exhibit 3.1

KMG CHEMICALS, INC.

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

This First Amendment to the Amended and Restated Bylaws of KMG Chemicals, Inc., a Texas corporation (the “Company”), is adopted and effective as of August 14, 2018 (this “First Amendment”).

RECITALS

A.	The Amended and Restated Bylaws of the Company (the “Bylaws”) were previously amended and restated by resolution of the Board of Directors of the Company (the “Board”) on October 23, 2014.

B.	The Board has adopted this First Amendment to the Bylaws as set forth below, in accordance with Article 8 of the Bylaws, effective as of the date of this First Amendment.

AMENDMENT

NOW, THEREFORE, the Bylaws are hereby amended as follows:

A.	Article 10 is hereby added to the Bylaws as follows:

“ARTICLE 10. EXCLUSIVE FORUM FOR CERTAIN DISPUTES. Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, employee or shareholder of the corporation to the corporation or the corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action or proceeding asserting a claim against the corporation or any current or former director or officer or other employee or agent of the corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Act, the articles of incorporation or these bylaws (as any of the foregoing may be amended from time to time), or (d) any action or proceeding asserting a claim related to or involving the corporation or any current or former director or officer or other employee or agent of the corporation that is governed by the internal affairs doctrine, including any action to interpret, apply, enforce or determine the validity of any provision of the Act, the articles of incorporation or these bylaws (as any of the foregoing may be amended from time to time) shall, in each case, be the state district court of Tarrant County, Texas (or, if such court lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be the United States District Court for the Northern District of Texas). If any action the subject matter of which is within the scope of this section is filed in a court other than a court located within the State of Texas (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Texas in connection with any action brought in any such court to enforce this section, and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.”

B.	Except as amended by this First Amendment, the Bylaws remain the same and in full force and effect.

IN WITNESS WHEREOF, I, the undersigned, being the General Counsel and Secretary of KMG Chemicals, Inc., do hereby certify this First Amendment to the Amended and Restated Bylaws of KMG Chemicals, Inc., has been duly adopted by the Board of Directors and is effective as of the date first written above.

KMG CHEMICALS, INC.

By:	/s/ Roger C. Jackson
Roger C. Jackson
General Counsel and Secretary

Signature Page to

KMG Chemicals, Inc.

First Amendment to the Amended and Restated Bylaws